The following exhibit constitutes a fair and accurate English translation of the original copy of this document.

                                         /s/ Erez Shachar
                                         --------------------------
                                         Erez Shacher
                                         President and Chief Executive Officer

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

                                  CONFIDENTIAL

                           Property Leasing Agreement

Between:

NIVELLEASE S.A., with registered offices at Ry Angon in 1490 Court-Saint-Etienne, set up by a deed executed and authenticated by the notary Hourdeau in Wavre, on October 16, 1987, published in the appendices of the Moniteur belge of November 6, 1987. Registered in the Register of Commerce at Nivelles under the number 58.222 and with the VAT authorities under the number 432.218.835.

Represented here in compliance with the provisions of Article 15 of its statutes by:

Mr. Philippe Remy, Executive Director, and
Mr. Bernard Fierens Gevaert, Chairman of the Executive Committee

                                                              of the first part,

and

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., with registered offices at Waterloo Office Park, Building E-F, Dreve Richelle no. 161 at 1410 Waterloo, registered in the Register of Commerce at Nivelles.

Represented her in compliance with its statutes by

Mr. Yoram Ben Porat, Director, residing at 1180 UCCLE, Avenue Circulaire no. 108, and Mr. Carlos Sasson, Director, residing at 16 Kineret St., Kfar Saba, Israel,

                                                             of the second part,

the following is set forth:

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., specialized in the European distribution and maintenance of large-format digital printers, wishes to expand its activities.

NIVELLEASE S.A. intends to encourage investments with a view to promoting employment, and generally, the economy of Walloon (French-speaking Belgian] Brabant.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. has requested that NIVELLEASE assist in the development of its activities by participating in its financing by means of granting a property lease.

Notwithstanding its position as landlord and lessor, the intervention of NIVELLEASE is on an exclusively financial basis. Consequently, it is expressly agreed that NIVELLEASE S.A. shall assume no liability nor obligation other than financial, particularly in the areas of construction, delivery and use of the buildings and of the guarantee, even with respect to hidden flaws.

The parties intend to use this agreement to settle the terms and conditions of this property lease.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

As a result, the spirit in which this agreement has been concluded and shall be executed shall place supreme importance on good faith and on the industrial and commercial partnership.

The clauses of this agreement should be interpreted in as reasonable and constructive a light as should prevail in this type of relationship.

The following is agreed:

Article 1 - Preliminary Conditions

This agreement for the granting of a property lease shall take effect under a suspensive condition:

    - Ratification by the SOWAGEP of the resolution of the Board of Directors of NIVELLEASE passed on October 9, 1996;

    - Signature of the sale agreement between NIVELLEASE S.A. and U.M. Engineering S.A. of building located at 8, rue du Bosquet, 1348 Louvain-la-Neuve (600m(2)) and a plot of 4,000 M(2), whose price has been set at BF 18 million, excluding taxes.

Prior to the intervention of NIVELLEASE and the implementation of the provisions of this agreement, the following conditions must be fulfilled by the company by December 31, 1996 at the latest:

Commitment from the company to comply with the following comprehensive financial package:

    -  Capital (subscribed and paid-up by NUR ADVANCED               30 million
       TECHNOLOGIES LTD. Israel)

    -  Convertible subordinate loan NUR ADVANCED                     30 million
       TECHNOLOGIES LTD. (with no interest for five years, half released in 1997 and the remaining half in 1998, non-reimbursable before NIVELINVEST has been fully paid)

    -  NIVELINVEST investment credit                                 20 million

    -  NIVELLEASE property lease (purchase of the U.M. Engineering   23 million
       building in Louvain-la-Neuve plus various expenses

Should these conditions not be met within the above-mentioned timetable, NIVELLEASE shall be released from any obligation deriving from this agreement, which shall be considered as null and void.

 Article 2 - Description of the Property

 2.1 In compliance with Article 18, paragraph 2 of the Value Added Tax Code and Royal Decree no. 30 of December 29, 1992, NIVELLEASE undertakes and grants to S.A. NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., on whose behalf its representative accepts and commits himself, the lease to the following property:

       District of Ottignies - Louvain-la-Neuve

       A property located at Louvain-la-Neuve, 8 rue du Bosquet, 600 m(2) of offices on a plot of land of approximately 4,000 m(2). This building, which NIVELLEASE has purchased for

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

      18 million, excluding legal and conversion expenses, whose cost is estimated respectively at 2.25 million and 2.75 million (amounts which may not be exceeded), is immediately leased by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., which declares that it is perfectly acquainted with the premises which constitute the object of this agreement, and does not require provision of more ample information herein.

2.2 Appendices

      The architectural plans shall be deposited by the parties as part of the minutes of the notary DEKEYSER, in order to complete the above-mentioned information.

2.3 Purpose

      This property is intended primarily for use as administrative offices, a demonstration, training and maintenance center.

2.4 Origin of the Property

      The company NIVELLEASE is the owner of the aforesaid property, since it has purchased it following a sale agreement signed on ..............at
      Wavre.

2.5 Mortgage Clause

      Throughout the duration of the lease, NIVELLEASE undertakes that the above-mentioned property shall be free of all burdens of debts, registrations, liens and mortgages.

Article 3 - Mandate

During the conversion of the building, in compliance with the estimates and tenders submitted by the contractors selected by joint agreement, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall assume - without prejudice to the legal and/or contractual liability of the contractors - the duties and privileges of Contracting Authority. It shall represent NIVELLEASE as its special authorized agent vis-a-vis third parties. Consequently, without being able to appeal against NIVELLEASE on account of bad workmanship, performance delays, fault of a trade association, an order to suspend work, or any other cause, even force majeure, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall carry out, on its own responsibility:

      o Selection of the contractor(s), verification of their registration and approval of status reports on the site and the work;

      o     Approval of payment of invoices issued by various suppliers;

      o Monitoring and coordination of work, and all the measures relevant to or required for the successful conclusion of the conversion, and the respect of the agreed deadlines, prices and expenses.

The liability of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. vis-a-vis NIVELLEASE for the fulfillment of its mandate shall be that set forth in ordinary law with respect to a mandate for which it has been remunerated, in all matters unless otherwise set forth in this contract.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement


However, NIVELLEASE retains the right to intervene and take the initiative in relations between the contracting authority and the trade association, on the occasion of any decision or deed which would suspend, modify, complement or amend previous contractual decisions, and in general, on any occasion on which its intervention concerns the cost of the conversion, owner's responsibility, performance schedules, the security or stability of the building.

For all jobs which have to date not been the object of a firm order, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. undertakes to submit to NIVELLEASE or its representative for signature all documents containing any kind of commitments whatsoever on the part of the contracting authority. Copies of all bids, tenders and estimates received by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall immediately be transferred by it to NIVELLEASE. Supplier invoices shall be drawn up in the name of NIVELLEASE, owner of the industrial building which is the object of the lease. NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. undertakes to arrange with the suppliers involved in the construction of the building for invoices to be paid at the latest 30 days from the end of the month. Should a contractor or subcontractor default, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be able to entrust jobs to another contractor, who has proved that he possesses the required capacities, is certified and has a good reputation, after consultation with NIVELLEASE.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall vouch to third parties for the liability which may be assumed by NIVELLEASE in its capacity of contracting authority for the jobs which are the object of this contract and their continuation.

In order to cover this liability, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall take out, with a company proposed by NIVELLEASE, a policy covering the risks of construction, including civil liability vis-a-vis third parties, whose scope and methods shall have been approved by the parties, and shall provide NIVELLEASE with proof of payment of premiums and of implementation of all measures resulting therefrom.

Should NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., in the execution of the provisions of the preceding paragraph, be obliged to vouch to a third party for the liability which may be assumed by NIVELLEASE, the latter shall immediately subrogate NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in the rights and lawsuits that it may or could assert as a result or on the occasion of its liability being called into question, with respect to the contractors.

This agreement expressly excludes all work, equipment, material, objects used to decorate or convert the premises, all the more so if they are buildings by nature, incorporation or purpose, which shall have been converted by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. at its expense, in addition to the description in Article 1, and which shall therefore remain the property of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.

Notwithstanding this stipulation, said work, items of equipment, materials, objects used in the decoration or conversion of premises, installed by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in the leased property, which are not removed upon termination of the lease, shall be acquired by NIVELLEASE, without compensation or expense, without prejudice to the right to demand the removal thereof, with restoration of the premises to their original condition if it has not expressly approved them.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

Article 4 - Condition of Premises

A report on the condition of the premises shall be drawn up by both parties, at their joint expense, in the month preceding the leasing of the above-mentioned property.

Article 5

The building described in Article 2 is leased to NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. for the aforesaid purpose, with the express exclusion of:

      o Any activity whose effect is to subject this lease to legislation concerning commercial leases;

      o Any activity requiring administrative authorization which has not been obtained in advance;

      o Any activity liable to affect the good condition of the premises and their environment, the preservation of the building or of its equipment, or to increase the maintenance expenses thereof, or, in a general manner, to threaten its stability or reduce the market or rental value thereof.

Article 6 - Rental - Duration - Option

6.1 The property lease contract is concluded for a non-reducible period of FIFTEEN years which shall take effect on the first day of the month which follows the signature of the sale agreement drawn up by a notary, as described in Article 2, provided that this date is no later than March 31, 1997.

      Upon expiration of this period, and for as long as NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. is in good order with respect to payment of the quarterly property lease fees and expenses incumbent thereupon by virtue of this agreement, NIVELLEASE grants it a purchase option as defined below.

6.2   Purchase Option

      NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall have the option of purchasing, on its own or by means of any person it shall designate, but for whom it shall stand joint surety, the building and all the accessories which are the object of this agreement, at a price of ten percent of the investment, excluding VAT, to which NIVELLEASE has committed itself, i.e., on the basis of the estimate set forth in Article 2, BF 2,300,000 (two million three hundred thousand Belgian francs).

 The option price shall be readjusted:

      a) In keeping with the real cost of expenses and work financed by NIVELLEASE, according to a detailed account which shall be drawn up no later than March 31, 1997;

      b) Up to fifteen percent of the principal amount indicated in a) above, in proportion to the change in the Consumer Price Index (Sante index) in relation to the reference index (month of taking possession, at the latest, March thirty-first, nineteen hundred and ninety-seven).

For this readjustment the index of the month preceding the date of exercise of option shall be taken into account.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement


Unless otherwise agreed by the parties, the exercise of the purchase option shall take effect only upon expiration of the term of this lease.

It shall have to be exercised in accordance with the following procedure, on penalty of foreclosure:

      o NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall indicate to NIVELLEASE its wish to exercise the option, by registered mail, addressed to the registered office of NIVELLEASE between the twelfth and the ninth month preceding the expiration of the lease.

      o The option exercise letter shall be signed by a person authorized to bind NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in the purchase of a property.

      o NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall pay an advance payment equal to twenty percent of the option price for the exercise of the option. The balance of the option price and the fees for the sale agreement drawn up by a notary shall be paid in cash upon signature of the agreement, at the latest upon termination of this lease, by the notary DEKEYSER (or his successor), if the parties do not agree otherwise, at the expense of the purchaser.

6.3 Preferential right to continue the occupation of the premises by the conclusion of a lease

Should NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. fail to exercise the purchase option upon termination of the lease, it shall be able, provided that the request to do so shall have been made at least six months before the end of this lease, to obtain from NIVELLEASE, under no other condition, the finalization of a lease, for a (renewable) term of three years. Unless otherwise agreed by the parties, the lease shall be finalized in return for a rent corresponding to the normal rental value of the property, set by an expert designated by the district Justice of the Peace if the parties have failed to reach an amicable agreement, all other provisions of this contract remaining applicable, with the exception of the purchase option stipulated in Article 6 above.

The foreclosure which sanctions the default of the exercise of the option within the above-mentioned timetable, shall however proceed only after NIVELLEASE sends to NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., by registered mail, or against signed receipt, a reminder granting it one month to exercise said option, and stating that foreclosure shall take place if it fails to fulfill the condition within this period or in accordance with the stipulated procedures.


Article 7 - Quarterly Lease Fee - Index Linkage - Penalty Interest

7.1   This property lease is agreed and accepted in return for:

      A. During the period of conversion of the leased premises, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall pay to NIVELLEASE, on the eighth day of each month from December 31, 1996, an interim fee, calculated at the annual rate of 6.3% of the amounts disbursed by NIVELLEASE for the cost, excluding VAT, of the purchase of the building, the expenses and the conversion. Details of the amounts paid as well as the details of the interim fees shall be communicated by NIVELLEASE to NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. within the fifteen days which follow each monthly expiration date.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

            In the event of non-payment of the interim interest within eight days after NIVELLEASE has sent a detailed account thereof, a penalty interest of 9% shall be calculated on the amount of the detailed account and shall be payable by right. This interim fee shall cease on the first day of the month following the date upon which the premises were made available, latest March 31, 1997.

      B. After the premises are made available, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall pay to NIVELLEASE by standing bank order, in favor of account no. 271-0726713-21 of NIVELLEASE - or to any other account which it shall subsequently indicate - every quarter - i.e., in principle, for the first time on June 30, 1997, a quarterly fee corresponding to 2.487% of the amounts, excluding VAT, invested by NIVELLEASE in the properties which are the object of this agreement, since this investment was intended to include expenses for deeds, fees of architects, experts, research departments, on-site supervision, connections, supplier and contractor invoices, insurance premiums, and generally, all amounts disbursed by NIVELLEASE, including taxes or fees to public services, for the construction, conversion and making available of the premises, with the sole exception of those which shall have been recovered (inter alia, VAT). The final amount of this quarterly fee shall be notified by NIVELLEASE as soon as the accounts therefor have been drawn up. In the event of a dispute between the parties, the quarterly fee shall be temporarily set and payable on the basis of the above projected estimate, adjusted in accordance with all documentary evidence. On the basis of the projected estimate of the cost of the investment (without either prejudicial commitment or acknowledgment in the event of an overrun) this quarterly fee shall be set at BF 572,075 per quarter during the lease period.

7.2   Index Linkage of the Quarterly Fee

      The quarterly fee thus determined shall be readjusted by right every January 1, and for the first time on January 1, 2000, up to a limit of fifteen percent of its amount (the balance of eighty-five percent remaining unchanged), in proportion to the changes in the Consumer Price Index (Sante index) published in the Moniteur belge, in accordance with the following formula:

          85% basic quarterly fee + 15% base x (new index / basic index)

      in which the basic index is     points (month of taking possession, latest
      December 31, 1997) and the new index is that of the previous December.

      In addition to this quarterly fee, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. undertakes to pay throughout the period of this lease, the following charges:

      o Value Added Tax, as well as any other taxes whatsoever which are payable owing to the above quarterly fee, or leasing charges:

      o Taxes and fees due to company, municipal authorities or utilities, such as water, gas, electricity, telephone, etc.

      o The property estimate, its supplements, as well as all other taxes relating to the leased property, its equipment or the activity which takes place therein.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

Should NIVELLEASE have been subjected to or required to pay the above-mentioned charges, or new ones, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be required to reimburse NIVELLEASE in respect thereof upon its first demand.

7.3   Penalty Interest

      For each arrears of more than fifteen days in payment of the above-mentioned quarterly fee, penalty interest at an annual rate of 9% shall be calculated, starting from the date of expiration of the quarterly fee(s) in arrears.


Article 8 - Purpose of the Premises, Liability, Encumbrances

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall possess the property in accordance with its aforesaid purpose. It shall not be able to modify it, nor pursue in these premises any activity liable to decrease the value of the property, nor threaten its stability or security. It shall be liable vis-a-vis third parties for any damage caused by its action or that of the persons for which it is responsible, inter alia, the occupants of the leased premises, invited third parties or visitors, by the existence of the building, and, more generally, for any circumstance which, owing to the leased property, could involve the liability of NIVELLEASE.

This liability shall be covered by policies taken out with a company proposed by NIVELLEASE, to which NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall prove payment of the premiums.

Should NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., in the course of implementing the provisions of the preceding paragraph, stand surety vis-a-vis a third party for the liability of NIVELLEASE, the latter shall immediately subrogate, without guarantee, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in the rights and lawsuits which it could assert owing to or upon such questioning of its liability, with respect to contractors, architects, supervisory offices, etc.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be able to profit from any encumbrances whatsoever which would benefit the leased property, as it shall suffer, without recourse to NIVELLEASE, all those with which it is burdened. This provision may not have the effect of conferring on any person whatsoever more rights than would be justified by virtue of use, by the law or other normal unstipulated rights. NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. may not confer upon any person whatsoever any title whatsoever, which would burden the leased property, without the agreement of NIVELLEASE.

Upon termination of the lease, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. is obliged, unless it exercises the purchase or rental option as described in
Article 6.3, to return the premises, free of any subletting agreement, charges or collateral. It shall pay to NIVELLEASE all court or non-court costs, fines, compensation or other, which could be claimed by any party whatsoever owing to the leased property or this lease.

Article 9 - Maintenance - Repairs

Throughout the lease period, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. undertakes to support and carry out, without recourse to NIVELLEASE, any maintenance work to the property, including repairs which, according to ordinary law, are for the account

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

of the lessor. This particular stipulation also includes repairs which are necessary owing to the age of the buildings, or of the equipment therein, cases of force majeure or accidents, as well as all other conversions which would be required under the Regulations governing work premises and their safety.

It would not be able to demand, under this item, neither compensation, nor the intervention of NIVELLEASE, nor a reduction in the quarterly fee.

Should it fail to perform any one of these operations, within three months from formal notice sent to it by NIVELLEASE or its officer in charge, by simple registered mail, or with signed receipt, NIVELLEASE would be entitled to have the repairs carried out by a professional entity of its choice, and to immediately recover the costs thereof from the defaulting party. To this end, NIVELLEASE shall at any time be able to perform, either itself or by means of an expert, an inspection of the premises. These visits shall be announced approximately one week in advance, for the convenience of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.


Article 10 - Modifications to the Building

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be able to undertake modifications, alterations or conversions, at the leased premises, with the prior written consent of NIVELLEASE. The latter shall refuse its consent only for reasons which are justified and objective.

Furthermore, it undertakes to countersign any request for an administrative permit required insofar as the proposed modifications:

      o Comply with the administrative regulations or have been authorized by the competent authorities (building permit, commodo et incommodo, inspection of work premises, etc.)

      o     Do not affect the stability or security of the building.

      o Do not include any modification to the purpose or allocation of the premises, and do not increase its liability as the owner of the building.

No authorization is required from NIVELLEASE for interior conversions whose cost is less than five hundred thousand francs (or if performed in phases, this amount each quarter).


Article 11 - Extensions to the Building

Any construction which would increased its areas built on the ground by at least thirty-three percent in relation to that indicated in the current plans is considered an extension to the building.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be able to undertake similar extensions under the conditions specified above in Article 10 for alterations and modifications.

Should these extensions involve NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in recourse to external financing, in any form whatsoever, with a tangible security on all or part of the leased property, NIVELLEASE retains the rights to guarantee the finance of such work, by a leasing contract under usual market conditions (rate, duration, method, etc.) in an agreement separate from this one.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

This priority right shall be exercised as follows:

      o NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall deposit with NIVELLEASE all documents and estimates, and proof thereof, pertaining to the projected extensions and their cost, its own means of financing which it proposes to employ for this purpose, the methods of financing which have been proposed to it, and the amortization plan,

      o NIVELLEASE shall benefit from a period of three months, from deposit of said documents and proof, in order to exercise its preferential right, itself or though any other company in which it might have a holding or links of affiliation.

      o Should NIVELLEASE not exercise its preferential rights, it shall grant to NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. or to the organization which is assuming the financing, a right over the area whose duration shall be up to the termination of the lease, in addition to the transferability of the purchase option.

            These methods shall not be able to reduce the rights of NIVELLEASE resulting from this document, and in addition, it shall have, failing the exercise of the purchase option, the option to buy back the extensions for which it shall have waived the right of access; at their market value without being able to exceed their cost price less amortization recognized by the tax authorities. In the event of a difference of opinion with respect to this value, it shall be set by an expert certified by the courts, chosen by the parties, or failing this, by the president of the commercial court within the jurisdiction of the leased premises.

            Any amount which may be due for this item by NIVELLEASE to NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall automatically be offset against any amounts which it would owe to NIVELLEASE by virtue of any of the provisions of this contract, and its subsequent amendments.


Article 12 - Subletting - Transfer of Lease

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. is forbidden to sublet all or part of the leased premises, or to transfer its lease, other than with the prior written consent of NIVELLEASE, which shall only refuse its consent for justified and objective reasons.

In return for the joint liability of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. and its sublessor or transferee, for all commitments resulting from this contract, NIVELLEASE shall accept the subletting or transfer of the lease at the initiative of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. insofar as it itself continues to occupy and utilize at least fifty-one percent of the built-up area of the leased premises, including, all extensions. The subletting or transfer (partial) of the lease may not result in modifying the purpose or allocation of the premises.

In the event of a merger or takeover of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., the new company, or the company which is taking over, shall, in compliance with ordinary law, be subrogated to the rights and obligations of the company which has been merged or taken over, with the exception of the right of NIVELLEASE to demand separation of assets.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

Article 13 - Insurance - Destruction of Buildings

Throughout the duration of this contract, the leased premises are, as expressly agreed by the parties, entirely at the risk of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. which stands surety vis-a-vis NIVELLEASE for their loss, deterioration, deprivation of possession (including that which results from flaws in construction), partial or total destruction, whatever the cause, even if it is the result of an accident or force majeure.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. therefore undertakes to maintain a permanent insurance policy, "for the account of NIVELLEASE", which covers the leased premises for civil liability with respect to buildings, against risks of fire, lightning, explosions, implosions, tempests, falling aircraft, water damage, broken glass and related risks, for the costs of reconstruction, claims from neighbors, preservation, fire department and clearing, and closure of the property for at least one year.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall, upon any demand, prove regular payment of the premiums.

The policy shall stipulate that the company is prohibited from suspending its effectiveness without having warned NIVELLEASE at least three months in advance. An original copy of the policy and of its amendments shall be transmitted to NIVELLEASE by the insurance company.

For its own property, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. is obliged to take out "waiver of appeal" insurance vis-a-vis NIVELLEASE.

These policies shall specify that in the event of disaster, the compensation, insofar as it directly concerns the property and the execution of this agreement, shall be directly acquired by NIVELLEASE which shall subsequently allocate it, at the expense of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., to necessary repairs, to the reconstruction of buildings, to the continuation of payment of the quarterly fee, and to the settlement of all rental charges due, according to their nature, from NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. to NIVELLEASE by priority right, before any compensation for the damage it has incurred from it, a subtenant, transferee or third party.


Article 14

In the event of disaster during the period of the lease of the property, the rights and obligations between the parties shall be settled as follows:

      o NIVELLEASE shall subrogate, without guarantee, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in all the rights and lawsuits which it shall be able to assert, owing to or on the occasion of a disaster, with respect to contractors, architects, supervisory offices, etc.

      o NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. waives the right to appeal against NIVELLEASE. This waiver of appeal also applies to any occupant of the property.

      o NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. assumes the burden, so that NIVELLEASE is neither concerned by this matter nor pursued with respect thereto, of any liability resulting from Article 1384, 1386 and 1721 of the Civil Code.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

      o The quarterly fee and other charges pertaining to the building are owed by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. to NIVELLEASE, irrespective of the period during which the property remains closed, until it becomes fully functional.

      o NIVELLEASE shall be bound to allocate the compensation it shall receive to the above-mentioned purposes, so as to enable the leased premises to be made available to NUR ADVANCED TECHNOLOGIES (EUROPE) SA. within the shortest possible time.

      o The compensation relating to the equipment, furniture, inventories or other damages incurred by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall be directly paid to it by the insurer.


Article 15 - Ten-Year Guarantee

In the matter of a ten-year guarantee, (Articles 1792 and 2270 of the Civil
Code), NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall warn NIVELLEASE of any action liable to involve the liability of the architects and contractor, and shall avoid any initiative which would reduce or suspend the application of this legal guarantee. In the event of a construction flaw covered by said guarantee, NIVELLEASE shall subrogate, without guarantee, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. in all the rights and lawsuits which it could consequently assert with respect to contractors, architects, supervisory offices, etc., on condition that it allocates this compensation to the necessary repairs.


Article 16 - Expropriation

From the moment when one of the parties is informed that expropriation proceedings, or more generally, any administrative decision liable to restrict use or allocation of the leased property, is instituted, it is required to advise its co-contracting party thereof, and to keep it informed of negotiations in progress and proposals made.

In the event of expropriation for reasons of public interest, or any similar act of a public authority which would assign the possession of the leased property, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall have no appeal against NIVELLEASE, and shall be obliged to claim compensation for the damage it has incurred directly from the expropriating Authority. The compensation owing to it shall not, however, reduce that which is due to NIVELLEASE. This provision in no way prevents the parties from acting jointly against the expropriating party and from agreeing, depending on circumstances, to divide the compensation to be received.


Article 17 - Taxes and Charges

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall bear, instead of NIVELLEASE, all taxes, costs or fees which usually pertain to a leased property. It shall also bear Value Added Tax owed as a result of quarterly fee or fees for which it is responsible vis-a-vis NIVELLEASE.

NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall not be permitted to rescind any contract for subscription to public services (water, electricity, gas, telephone, telex, cable TV broadcasts, etc.) with which the leased property shall be equipped, and shall be obliged to pay the charges and fees on every due date.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

All subscriptions signed by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. concerning this property shall automatically be transferred to NIVELLEASE upon termination of the lease, unless the property shall be repurchased by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.

All charges, rights and fees relating to or resulting from the execution of this agreement, such as charges for legal fees or costs, declaration of debt, registration of pledge or lessor rights, shall be borne and paid for by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. which expressly commits thereto, and may be recovered therefrom, plus penalty interest at the lawful rate plus twenty percent.


Article 18 - Bank Guarantee

A first-class bank shall issue, upon the demand and at the expense of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. a bank guarantee payable upon first demand, in favor of NIVELLEASE, for an amount equal to one quarterly fee payment.

This guarantee shall be provided within two weeks of temporary acceptance of the buildings.


Article 19 - Early Rescission of the Property Leasing Contract

Should NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. default on any of its obligations to NIVELLEASE, which result from this agreement or from its continuation, it shall have the right to seek, at the expense of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., a court-ordered rescission of the property leasing contract.

This shall especially be the case:

      o If the information provided by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. with a view to setting up this agreement is recognized as false or inexact.

      o If during the conversion of the building, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. takes initiatives, or signs contracts containing clauses which are opposed to the legitimate interests of NIVELLEASE with contractors or subcontractors, or does not immediately inform NIVELLEASE of agreements signed with these professional entities.

      o If NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. is in arrears for more than four quarterly fees, if its credit is undermined, or if it is declared bankrupt or wound-up.

      o If, with the exception of the merger or takeover of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., it sells the goodwill of the business conducted in the leased property without the prior consent of NIVELLEASE; NIVELLEASE states that this goodwill is pledged.

In all instances whereby the property leasing contract is canceled through fault of NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., NIVELLEASE shall have the right to compensation, especially covering charges for the re-letting and closure of the property, which shall be calculated, pursuant to the following principle: number of quarters that property remains vacant (where the maximum is the number of quarters still to run until the conclusion of the agreement) multiplied by the current quarterly fee linked to the index in accordance with Article 7 of this contract.

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NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.                        Leasing Agreement

Should NUR ADVANCED TECHNOLOGIES (EUROPE) S.A., upon termination of the lease, fail to carry out the maintenance and repairs required to restore the premises to good condition, all failures to meet its contractual obligations shall result in compensation to be paid by them for the amount of the repairs to be carried out and the period that the premises remain closed as a result thereof.


Article 20 - Preferential right in case of sale of the property

Should NIVELLEASE sells the leased property, within the duration of the lease to be concluded in compliance with Article 6.3, NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. shall have a preferential right to purchase the property under the same conditions and for the same fees as those agreed with a third party.

In order to exercise this right, the parties agree to consult the provisions of the law with respect to preemptive rights in favor of buyers of rural properties, including the right to exercise the preemption by a third party to be chosen by NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.

In law, the sale of the property neither concludes nor suspends any of the provisions of this agreement, since the purchaser, on the assumption that NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. has not preempted, is purely or simply subrogated to the seller vis-a-vis NUR ADVANCED TECHNOLOGIES (EUROPE) S.A.


Article 21 - Competent Jurisdiction

Any dispute arising from this contract, from its interpretation or its execution, shall fall within the competence of the courts and tribunals of the district in which the leased property is located.


Article 22

For execution of this contract, the parties elect domicile: for NIVELLEASE - its registered offices, and NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. - the leased property.

The parties may however use the real headquarters of the other party in order to serve notice or communicate legitimately.

Automatic Exemption from Registration

Provided that contractual registration is made, in order to guarantee the obligations stipulated for NUR ADVANCED TECHNOLOGIES (EUROPE) S.A. up to the amount of BF 5,000,000, a registration which would only be valid on the date of the contract, NIVELLEASE exempts the registrar of mortgages concerned from automatically registering this agreement.

Issued at Court-Saint-Etienne, November 25, 1996 in two copies, of which one for each party.

 For NIVELLEASE S.A.                              For NUR ADVANCED TECHNOLOGIES
 Signatory of the first part                      (EUROPE) S.A.
                                                  Signatory of the second part
 Ph. Remy                                         Yoram Ben-Porat
 Executive Director                               Director
 B. Fierens Gevaert                               Carlos Sasson
 President of the Executive Committee             Director

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